Exhibit 10.4

FINAL & BOARD APPROVED

Verona Pharma plc
EMI Option Scheme

Adopted on 24 July 2012

Amended 29 January 2015

Verona Pharma plc - EMI option scheme rules

Contents

1.	Definitions and interpretation	1
2.	Purpose	3
3.	Qualification requirements	3
4.	Grant of Option	4
5.	Share capital limits on Options	6
6.	Rights to exercise Options	6
7.	Procedures to exercise Options	9
8.	Release of Options	10
9.	Adjustment of Options	10
10.	Taxation	10
11.	Administration and amendment	11
12.	General	12
Letter Notifying Grant		14
Share Option Certificate		16
Form of Exercise		18

Rules of the Verona Pharma plc
EMI Option Scheme

1.              Definitions and interpretation

1.1                               In this Scheme, unless the context otherwise requires, the following definitions shall apply:

“AIM” means the Alternative Investment Market of the London Stock Exchange.

“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange from time to time.

“Associated Company” has the meaning set out in section 449 Corporation Tax Act 2010.

“Board” means the board of directors of the Company or a duly authorised committee of the board.

“Business Day” means a day on which the London Stock Exchange is open for business.

“Committee” means the remuneration committee of the Board.

“CSOP Option” means a right to acquire shares under a scheme approved under Schedule 4 to the Taxes Act.

“Company” means Verona Pharma plc registered in England and Wales with company number 05375156.

“Company Reorganisation” has the meaning set out in paragraph 39, Schedule 5.

“Control” has the meaning set out in section 995 Income Tax Act.

“Date of Grant” means the date on which an Option is granted pursuant to rule 4.5.

“EMI Option” means an enterprise management incentive option which is a qualifying option for the purposes of Schedule 5.

“Eligible Employee” means an individual:

(a)                                 who is an employee of the Company or any Qualifying Subsidiary;

(b)                                 whose committed time amounts to:

(i)                                     at least 25 hours a week, or

(ii)                                  if less, 75% of his working time; and

(c)                                  does not have a material interest in the Company or any Qualifying Subsidiary;

provided that “committed time”, “working time” and “material interest” shall be as defined in paragraphs 26, 27 and 29, Schedule 5.

“Employee’s Contributions” means an employee’s primary Class 1 national insurance contribution or any equivalent social security liability in any jurisdiction outside England and Wales.

“Employees’ Share Scheme” has the meaning set out in section 1166 Companies Act 2006.

“Employer’s Contributions” means an employer’s secondary Class 1 national insurance contributions or any equivalent social security liability in any jurisdiction outside England and Wales.

“Exercise Date” has the meaning set out in rule 7.2.

“Exercise Price” means the price payable per Share on the exercise of an Option, not being less than the nominal value of a Share.

“Group Company” means any company within the group of companies comprising the Company and its Qualifying Subsidiaries.

“Income Tax Act” means the Income Tax Act 2007.

“Income Tax Liability” means any income tax in respect of PAYE income for the purposes of section 683 Taxes Act (or the equivalent in any jurisdiction outside England & Wales).

“the London Stock Exchange” means the London Stock Exchange plc.

“Market Value” means in relation to a Share, its market value for the purposes of paragraphs 55 and 56, Schedule 5.

“National Insurance Contribution Liability” means any national insurance contributions which fall to be paid to HM Revenue & Customs by the Company (or the relevant employing Group Company or former Group Company) under the modified PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it (or the equivalent in any jurisdiction outside England and Wales).

“Option” means a right granted under this Scheme to acquire Shares or where applicable, a replacement option as defined in paragraph 41, Schedule 5.

“Option Holder” means a person to whom an Option has been granted under the Scheme or, where applicable, the legal personal representatives of such a person.

“Ordinary Shares” means shares comprising the ordinary share capital of the Company as defined in section 989 Income Tax Act.

“Qualifying Subsidiary” means any company which is a qualifying 51% subsidiary in relation to the Company according to the requirements of paragraph 11, Schedule 5.

“Rules” means the rules of this Scheme.

“Schedule 5” means Schedule 5 to the Taxes Act.

“Scheme” means this scheme being the Verona Pharma plc EMI Option Scheme approved by a resolution of the Board dated 24 July 2012 and subsequently amended by a resolution of the Board dated 29 January 2015 and as subsequently amended in accordance with rule 11.

“Scheme of Arrangement” means as defined in rule 6.6.

“Shares” means ordinary shares of £0.001 each in the capital of the Company which satisfy the requirements of paragraph 35, Schedule 5 and which, where applicable, includes replacement shares as defined in Part 4, Schedule 7D of TCGA 1992.

“Taxes Act” means the Income Tax (Earnings and Pensions) Act 2003.

“Tax Liabilities” has the meaning contained in rule 10.4.

“TCGA” means the Taxation of Chargeable Gains Act 1992.

“Unvested Option” means, on any date, that part of an Option that has not vested in accordance with these Rules and the Vesting Schedule.

“Vests” means a right to exercise has arisen and “Vesting” shall be construed accordingly.

“Vested Option” means, on any date, that part of an Option that has vested in accordance with these Rules and the Vesting Schedule.

“Vesting Schedule” means the dates on which an Option Vests and the corresponding numbers of Shares over which the Option may then be exercised as determined by the Committee pursuant to rule 6.2.

1.2                               In this Scheme, unless the context otherwise requires:

(a)                                words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)                                a reference to a statute or statutory provision includes:

(i)                                     any subordinate legislation (as defined in section 21(1), of the Interpretation Act 1978) made under it;

(ii)                                  any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)                               any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)                                  a reference to rules is to rules in these Rules and references to sub-rules are to sub-rules in which they appear; and

(d)                                 the table of contents and headings are inserted for convenience only and shall not affect the interpretation of these Rules.

2.                                      Purpose

2.1                               These Rules set out the terms by which the Committee may grant Options which are intended to take effect as EMI Options, being Options that shall be granted:

(a)                                 to selected Option Holders for the purpose of retaining their services;

(b)                                 for genuine commercial reasons; and

(c)                                  not as part of a scheme or arrangement the main purpose, or one of the main purposes of which, is the avoidance of tax.

2.2                               While an Option is intended to take effect as an EMI Option, no warranty is given by the Company that it will in fact qualify as an EMI Option.

3.                                      Qualification requirements

3.1                               An Option Holder shall be an Eligible Employee at the Date of Grant of an Option.

3.2                               The statutory maximum entitlement requirement set out in paragraph 5, Schedule 5 (being £250,000 or such other amount as may be specified by Schedule 5 from time to time) shall apply to the grant of an Option. If the aggregate Market Value of the Shares granted to an Option Holder under an Option (together with the sum of the Market Values referred to in rule 3.3 where applicable) exceeds the maximum entitlement such Option shall take effect so that:

(a)                                 it is a qualifying option under Schedule 5 in respect of such number of Shares as does not cause the maximum entitlement requirement to be exceeded; and

(b)                                 it is a non tax-advantaged option for the purposes of section 476, Taxes Act in respect of the balance of the Shares.

3.3                               The amounts referred to in rule 3.2 are:

(a)                                 the Market Value, measured at the time the option was granted, of all shares under option held by the Option Holder under any unexercised EMI Option; and

(b)                                 the market value calculated in accordance with paragraph 5, Schedule 5 and measured at the time the CSOP Option was granted, of all shares under option held by the Option Holder under any unexercised CSOP Option, provided that any options that have been released, lapsed or have become incapable of exercise shall be disregarded.

3.4                               The 3 year maximum entitlement requirement set out in paragraph 6, Schedule 5 shall apply to the grant of an Option.  If an Option Holder has been granted EMI Options over Shares with a total Market Value of £250,000 (or such other amount as may be specified by paragraph 5, Schedule 5), whether or not those EMI Options have been exercised or released, any further Option granted to the Option Holder shall not be an EMI Option (but shall be anon tax-advantaged option liable to income tax on exercise under section 476 Taxes Act) if the Date of Grant of that Option is less than three years after the date of grant of the last EMI Option that falls within this rule 3.4.

3.5                               Paragraph 7, Schedule 5 (maximum value of shares over which unexercised options exist must not exceed £3 million, or such other amount as may be specified by Schedule 5) shall apply to the grant of an Option.  If the grant of an Option under this Scheme causes that limit to be exceeded, that Option shall take effect so that:

(a)                                 it is a qualifying option under Schedule 5 in respect of such number of Shares as does not cause the limit to be exceeded; and

(b)                                 it is a non tax-advantaged option for the purposes of section 476, Taxes Act in respect of the balance of the Shares.

3.6                               If any of the qualification requirements as set out in Schedule 5 are not met at the Date of Grant or on the occurrence of a disqualifying event under sections 533 to 539 Taxes Act, the Option shall continue as a legally valid option contract between the Company and the Option Holder subject to the provisions of these Rules, including in particular the provisions as to taxation in rules 10.2 to 10.5.

4.                                      Grant of Option

4.1                               Subject to the AIM Rules and these Rules, the Committee may at any time grant Options to such Eligible Employees as it, in its absolute discretion, thinks fit, provided that Options may only be granted within the period of 42 days starting on:

(a)                                 the Business Day following the day on which the Scheme is approved by the Company;

(b)                                 the Business Day following the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period or on which listing particulars or a document containing equivalent information relating to Scheme Shares is issued.

If the Committee considers there are exceptional circumstances which justify the grant of Options outside any of the periods set out above, the Committee may determine that Options may be granted at another time.

4.2                               When granting an Option the Committee may specify conditions which, unless otherwise stated in these Rules, must be satisfied prior to the exercise of the Option.  The Committee may in its absolute discretion amend or waive the conditions relating to a particular Option or part of an Option if events happen which cause the Committee reasonably to consider that it would be fairer so to amend or waive the conditions to ensure that they achieve their original purpose, provided that any amended conditions are neither no more nor no less difficult to achieve than those previously imposed.

4.3                               Within 60 days of the Date of Grant of an Option, the Company shall issue to the Option Holder a letter enclosing a certificate evidencing the grant of the Option (which forms the written agreement between the Company and the Option Holder for the purposes of Schedule 5) in such form as the Committee may determine provided that it shall specify:

(a)                                 the number of Shares subject to the Option;

(b)                                 the Exercise Price;

(c)                                  the Date of Grant;

(d)                                 when the Option ordinarily Vests and the number of shares over which the Option may then be exercised;

(e)                                  whether the Option Holder is required either to bear some or all of the cost of any Employer’s Contributions arising from the exercise of the Option or jointly to elect with the Company to transfer some or all of such liability to the Option Holder;

(f)                                   whether the Shares are restricted shares as defined in paragraph 37(5), Schedule 5; and

(g)                                  any performance conditions attaching to the exercise of the Option pursuant to rule 4.2 and the period over which any such conditions shall be measured.

4.4                               If the Option Holder does not execute the Option certificate as a deed and return it to the Company within the period of 30 days after receiving the letter evidencing the grant of the Option under rule 4.3 (or such longer period as the Committee may determine), the Option shall automatically lapse at the end of such period.

4.5                               For the avoidance of doubt, the Date of Grant shall be taken to be the day on which the execution of the option certificate as a deed is completed.

4.6                               An Option shall be personal to the Option Holder and may not be transferred, assigned or charged.  Any purported transfer (except a transfer to the Option Holder’s personal representatives on death), assignment, charge, disposal or dealing of the Option shall render the Option void and cause it to lapse.  Each Option certificate shall carry a statement to this effect.

4.7                               An Option shall be granted by way of deed or otherwise as the Committee may determine.  No cash payment shall be required in consideration of such grant.

4.8                               No Option may be granted more than 10 years after the date on which the Scheme is adopted by a resolution of the Board.

4.9                               Any Options granted under the Scheme shall be limited and take effect so that any limit in rule 5 is not exceeded.

4.10                        On granting an Option, the Company shall procure that the company which is the employer of an Option Holder at the relevant Date of Grant shall give to HM Revenue & Customs within 92 days of such date a notice complying with the requirements of paragraph 44, Schedule 5, which should include:

(a)                                 a declaration by a director or secretary of that company confirming that in that person’s opinion the requirements of Schedule 5 are met in relation to the Option; and

(b)                                 a declaration by the Option Holder that the commitment of working time requirement in paragraph 26, Schedule 5 is satisfied in relation to the Option.

5.                                      Share capital limits on Options

5.1                               No Option may be granted on any date if the number of Shares to be issued on its exercise in full, when aggregated with the number of:

(a)                                 Shares issued on the exercise of, or remaining capable of being issued on the exercise of, Options granted during the period of 10 years ending on that date; and

(b)                                 Ordinary Shares issued on the exercise of, or remaining capable of being issued on the exercise of, options or other rights granted during the period of 10 years ending on that date under any other Employees’ Share Scheme or equity incentive plan adopted by the Company for the benefit of its officers, employees or consultants, would exceed 10% of the number of Ordinary Shares in issue on that date.

5.2                               For the purposes of applying the limit in rule 5.1, any options which were surrendered, released or lapsed without being exercised shall not be taken into account.

6.                                      Rights to exercise Options

6.1                               Options may be exercised in accordance with the following provisions of this rule 6 and rule 7.

6.2                               Except as provided elsewhere in this rule 6, or as the Committee may at any time in its absolute discretion determine in exceptional circumstances, an Option may only be exercised:

(a)                                 if any conditions which apply to the Option under rule 4.2 have been fulfilled to the satisfaction of the Committee or waived;

(b)                                 at a time when the Option Holder holds an office or employment with a Group Company; and

in accordance with the Vesting Schedule specified by the Committee in its absolute discretion, and set out in, or attached in the form of a schedule to, the option certificate.

General offer and compulsory acquisition

6.3                               If an Acquirer:

(a)                                 obtains Control of the Company as a result of making a general offer to:

(i)                                     acquire all of the issued ordinary share capital of the Company (other than that already held by the Acquirer) which is made on a condition such that if it is satisfied the Acquirer will have Control of the Company; or

(ii)                                  acquire all of the shares in the Company of the same class as the Shares; or

(b)                                 becomes bound or entitled to acquire shares in the Company under sections 979-982 of the Companies Act 2006 any Option Holder may, notwithstanding rule 6.2 but subject to rule 8, exercise any Option of his in whole or in part within whichever of the periods set out in rules 6.4 applies after which, unless the Option Holder has released his Option according to rule 8 and to the extent unexercised the Option shall lapse.

6.4                               The periods referred in rule 6.3 are:

(a)                                 in a case falling within rule 6.3(a), the period of 6 months beginning with the date when the Acquirer has obtained Control of the Company unless the Committee determines that in connection with the event referred to in rule 6.3(a) Options should become capable of exercise prior to this date; and

(b)                                 in a case falling within rule 6.3(b), the period of one month from the first date on which the Acquirer becomes bound or entitled to give a notice to acquire Shares in the Company under section 979-982 of the Companies Act 2006 (notwithstanding any other provisions as to exercise in these Rules).

Scheme of Arrangement

6.5                               Subject to rule 8, if under section 899 of the Companies Act 2006 the Court sanctions a compromise or arrangement in relation to the Company (a “Scheme of Arrangement”) and its shareholders in connection with the acquisition of Control by the Acquirer, the Option Holder may, notwithstanding rule 6.2, exercise any Option of his in full within the period of 6 months beginning with when the Court sanctions the Scheme of Arrangement, after which unless the Option Holder has released his Option according to rule 8 and to the extent unexercised the Option shall lapse.

Demerger

6.6                               If the Company is or is expected to be the subject of a demerger, merger within the Companies (Cross Border Merger) Regulations 2007, dividend-in-specie or other transaction which the Committee determines in its discretion would materially affect the value of any Option, the Committee may determine on a fair and reasonable basis that any Option Holder may, notwithstanding rule 6.2, exercise any Option of his in whole or in part during such period as the Committee shall specify and notify to the affected Option Holders.

Voluntary winding up

6.7                               If notice is duly given to members of a resolution at a general meeting for the voluntary winding up of the Company, except for the purposes of a reconstruction or amalgamation, any Option Holder may, notwithstanding rule 6.2, exercise any Option of his in whole or in part (but so that any exercise hereunder shall be conditional upon such resolution being passed) at any time thereafter until the resolution is duly passed or defeated or the general meeting adjourned sine die, whichever shall first occur.  If such resolution is passed an Option shall, to the extent unexercised, lapse.

Early cessation of employment

6.8                               Where an Option Holder ceases to hold any office or employment with a Group Company by reason of:

(a)                                 injury, disability or ill-health (such determination to be made by the Board); or

(b)                                 redundancy (within the meaning of the Employment Rights Act 1996); or

(c)                                  a Group Company ceasing to be under the Control of the Company or a business or part of a business being transferred to a company which is neither an Associated Company nor a company of which the Company has control, an Option Holder may exercise notwithstanding rule 6.2 any Option held by him in full during the period of 90 days after the date of cessation (or such longer period as the Board may allow), after which it shall lapse.

Cessation of employment for other reasons

6.9                               Where an Option Holder ceases to hold any office or employment with a Group Company in circumstances different to those provided for in rule 6.8 notwithstanding rule 6.2 but subject to rule 6.11 (death) a Vested Option shall remain exercisable during the period of 60 days after the date of cessation (or such longer period as the Board may allow) after which it shall lapse provided that if the cessation derives from dismissal of the Option Holder for gross misconduct or other disciplinary or other reasons giving rise to the termination of the Option Holder’s employment by the Company or otherwise constituting a breach of the Option Holder’s contract of employment (as determined in the absolute discretion of the Board) a Vested Option shall lapse on the date of cessation or, if earlier, the date that notice of termination is given.  Rule 6.10 shall apply to any Unvested Options.

Unvested Options

6.10                        An Unvested Option shall lapse on a cessation of employment within rule 6.9 unless the Board, prior to the date of cessation, gives notice to an Option Holder inviting that Option Holder to exercise their Unvested Option within such period and to such extent as the Board may in its absolute discretion determine.  If such notice is given, to the extent that any Unvested Option is not exercised within such period, it will lapse immediately thereafter.

Death

6.11                        Where the Option Holder dies:

(a)                                 any Option held by him that is a Vested Option at the date of death may be exercised by his personal representatives during the period of 12 months following such date after which it shall lapse; and

(b)                                 any Unvested Option shall lapse 12 months after the date of death unless the Board in its absolute discretion determines that it may be exercised in whole or in part before the expiry of that period.

Lapse of Options

6.12                        Notwithstanding any other provisions in these Rules, an Option will lapse to the extent it has not been exercised on the earliest to occur of the following:

(a)                                 the 10th anniversary of the Date of Grant;

(b)                                 the passing of a resolution by the shareholders in respect of a creditor’s voluntary liquidation, the making by the Court of a winding up order, or the appointment of an administrator or receiver in respect of the Company;

(c)                                  the Option Holder being adjudicated bankrupt, making or proposing a voluntary arrangement under the Insolvency Act 1986 or otherwise being deprived (except on death) of the legal or beneficial ownership of the Option;

(d)                                 if applicable, the expiry of the relevant period referred to in rule 4.4;

(e)                                  the expiry of the relevant period referred to in this rule 6 and where more than one such period applies, the earliest to expire of those periods.

Meaning of ceasing employment

6.13                        For the purposes of rules 6.8 and 6.9:

(a)                                 an Option Holder (including an Option Holder who is absent from work on paternity or parental leave) shall not be treated as ceasing to hold any office or employment until he no longer holds any office or employment with the Company or any Group Company or any Associated Company; and

(b)                                 a female Option Holder who is absent from work on maternity leave shall not be deemed to have ceased holding any office or employment until she ceases to be entitled to exercise any statutory or contractual right to return to work.

7.                                      Procedures to exercise Options

7.1                               An Option shall be exercised by notice in writing (in the form prescribed by the Committee) given by the Option Holder to the Company in respect of all or some of the Shares comprised in the Option, and such notice shall be accompanied by:

(a)                                 the relevant option certificate (or an indemnity in respect of a lost option certificate);

(b)                                 if required by the Committee, an election to transfer liability for Employer’s Contributions to the Option Holder (in the form prescribed by the Committee and approved by HM Revenue & Customs); and

(c)                                  if required by the Committee, if the Shares to be acquired on exercise of the Option are considered to be restricted securities as defined in Part 7, Chapter 2, Taxes Act (such determination to be in the sole discretion of the Committee), a joint section 431, Taxes Act election (electing that the Market Value of the Shares acquired on exercise of the Option be calculated as if the Shares were not restricted securities), together with a remittance for the aggregate Exercise Price payable, unless the Company and the Option Holder agree that an alternative arrangement can be used to satisfy the Exercise Price.

7.2                               Provided the conditions for exercise are satisfied, exercise of the Option shall be effective on the date of receipt or deemed receipt by the Company (as determined by rule 12.2) (the “Exercise Date”) of the documents referred to in rule 7.1.

7.3                               The Company has established a cashless exercise facility to enable Option Holders to provide funds to pay the aggregate Exercise Price by:

(a)                                 authorising the deduction of the necessary amount from their salary payment next following delivery of the option certificate and the notice of exercise to the Company or its duly appointed agent; or

(b)                                 executing a letter of instruction authorising a representative to act as the Option Holder’s agent and to sell on his behalf either all of the Shares acquired on exercise of the Option or such number of them (rounded up to the nearest whole Share) as will be required to cover the aggregate Exercise Price, the payment of any Tax Liabilities (as defined in rule 10.4), together with any fees and commissions arising in connection with the exercise of the Option and the sale of the Shares acquired.  Once the requisite number of Shares has been sold and these requirements met in full, the Option Holder will receive a share certificate in respect of the balance of the Shares remaining (if any) and/or a cheque or bank transfer in respect of the balance of monies (if any) left after sale of all or the requisite number of Shares as aforesaid; or

(c)                                  implementing any other arrangements from time to time determined by the Committee and agreed between the Company and the Option Holder.

7.4                               As soon as reasonably practicable after the Exercise Date the Company shall:

(a)                                 allot and issue such Shares which are to be issued pursuant to the exercise of the Option; or

(b)                                 procure the transfer of such Shares which are to be transferred pursuant to the exercise of the Option,

to the Option Holder (or his nominee) and, subject to rule 7.5, cause to be registered in his name (or the name of his nominee) the number of Shares specified in the notice of exercise (as reduced in accordance with any alternative arrangement applicable under rule 7.1).

7.5                               The Option Holder shall be responsible for any stamp duty arising on the transfer of Shares.

7.6                               An Option may only be exercised in respect of a whole number of Shares, not a fraction of a Share.

7.7                               No Option may be exercised unless such exercise, and the issue or transfer of Shares after such exercise, would be lawful in all relevant jurisdictions and in compliance with the Listing Rules of the London Stock Exchange, the AIM Rules or any other relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment.

7.8                               An Option may not be exercised for fewer than 50,000 Shares at any one time.

7.9                               When an Option is exercised only in part, the balance shall remain exercisable on the same terms as originally applied to the whole Option and an endorsement to that effect shall be noted on the Option Certificate as soon as reasonably practicable after the partial exercise.

7.10                        Save for any right determined by reference to a date preceding the date on which Shares are issued, Shares issued on the exercise of an Option shall rank equally with the Shares then in issue.  Shares transferred on the exercise of an Option will be transferred without the benefit of any rights attaching to them by reference to a record date preceding the date of exercise.

7.11                        An Option Holder to whom Shares are issued or transferred on the exercise of an Option shall be bound by the Company’s articles of association as they apply to such Shares and if required to do so by the Board, shall enter into a deed of adherence pursuant to any shareholders’ agreement relating to the Company. Where any such Shares are issued to or transferred to a nominee, the Option Holder shall ensure that similar obligations apply to that nominee as required by the Board.

8.                                      Release of Options

8.1                               The provisions of Part 6, Schedule 5 shall apply in relation to Company Reorganisations.

8.2                               If a Company Reorganisation occurs the Option Holder may, by an agreement in writing with the acquiring company, release his rights under the Option in consideration of the grant to the Option Holder of rights which are equivalent but relate to the acquiring company’s shares, such rights to be comprised in a replacement option in relation to which the following conditions must be satisfied:

(a)                                 it is granted within the appropriate period under paragraph 42, Schedule 5; and

(b)                                 the qualifying requirements under paragraph 43, Schedule 5 are satisfied.

8.3                               If the rights under the Option are released by the Option Holder under rule 8.2 the occurrence of the Company Reorganisation shall not be an event triggering the Option becoming exercisable under rule 6.3.

9.                                      Adjustment of Options

9.1                               In the event of any capitalisation or offer by way of rights (including an open offer) or on any consolidation, sub-division, reduction or other variation of the capital of the Company, the number of Shares subject to the Option and the Exercise Price may be adjusted in such manner as the Committee, on a fair and reasonable basis, may deem appropriate.  Notice of any such adjustments shall be given to the Option Holder by the Company.

10.                               Taxation

10.1                        It is intended that the provisions of Taxes Act shall apply to give relief from income tax in respect of the grant or exercise of an Option (except to the extent that it is a non tax-advantaged Option by virtue of the operation of rule 3.2(b) or rule 3.5(b)).

10.2                        Subject to rule 10.1, if a disqualifying event (within the meaning of sections 533 to 539, Taxes Act) occurs before an Option is exercised, and the Option is not exercised within 40 days of that event, the gain realised by the subsequent exercise of the Option shall be subject to tax in accordance with section 532, Taxes Act.

10.3                        An Option Holder shall be accountable for any Income Tax Liability and National Insurance Contribution Liability which is chargeable on any assessable income deriving from:

(a)                                 the grant or exercise of, or other dealing in, any Option held by him,

(b)                                 the acquisition, holding or disposal of any Shares acquired on exercise of any Option held by him; and

(c)                                  any action, event or thing done or omitted to be done following the Option Holder’s acquisition of the Shares acquired on exercise of any Option held by him which directly or indirectly gives rise to a liability under the Taxes Act in respect of the Shares (including the entering into of an election under section 431 of the Taxes Act).

10.4                        In respect of such assessable income the Option Holder shall indemnify the Company and (at the direction of the Company) any Group Company which is or may be treated as the employer of the Option Holder in respect of the following (together, the “Tax Liabilities”):

(a)                                 any Income Tax Liability; and

(b)                                 any National Insurance Contribution Liability being the aggregate of:

(i)                                     all the Employee’s Contributions; and

(ii)                                  all the Employer’s Contributions (unless otherwise determined by the Committee and notified to the Option Holder) .

10.5                        Pursuant to the indemnity referred to in rule 10.4, the Option Holder shall make such arrangements as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

(a)                                 making a cash payment of an appropriate amount to the relevant Group Company whether by way of cheque, banker’s draft or deduction from salary in time to enable that Group Company to remit such amount to HM Revenue & Customs before the 14th day following the end of the month in which the event giving rise to the relevant Tax Liabilities occurs;

(b)                                 appointing the Company as agent and/or attorney for the sale of sufficient of the Shares acquired pursuant to the exercise of the Option to cover the Tax Liabilities and authorising the payment to the relevant Group Company of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant Company in relation to such Sale) out of the net proceeds of sale of the Shares; and

(c)                                  entering into an election whereby the employer’s liability for Employer’s Contributions is transferred to the Option Holder on terms set out in the election and approved by HM Revenue & Customs.

10.6                        For the purposes of this rule 10, Group Companies includes former Group Employees.

11.                               Administration and amendment

11.1                        The Scheme shall be administered by the Committee acting on behalf of the Company and the Committee’s decision on all disputes shall be final.

11.2                        Subject to rule 11.3, the Committee may at any time amend these Rules in any way it thinks fit.

11.3                        No amendment may be made to these Rules if, or to the extent that, in the reasonable opinion of the Committee it would materially abrogate or adversely affect the subsisting rights of an Option Holder as regards an Option granted prior to the amendment being made unless it is made:

(a)                                 with the written consent of the number of Option Holders that hold Options under the Scheme to acquire more than 50% of the Shares which would be delivered if all Options granted and subsisting under the Scheme were exercised (ignoring any conditions which may be attached to their exercise); or

(b)                                 by a resolution at a meeting of Option Holders passed by not less than 50% of the Option Holders who attend and vote either in person or by proxy.

11.4                        The Committee shall have power from time to time to make and vary such rules (not being inconsistent with these rules) for the implementation and administration of this Scheme as it may think fit.

12.                               General

12.1                        The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of any Options (excluding those the exercise of which is to be satisfied by the transfer of existing Shares) taking account of any other obligations of the Company to issue new Ordinary Shares or shall otherwise ensure that Shares are available for transfer to satisfy the exercise of any Option.

12.2                        Any notice or other communication under or in connection with these Rules may be given to the Option Holder either personally or by electronic mail or post and/or to the Company either personally or by electronic mail (with a report of receipt), post or by fax.  Items sent by electronic mail shall be deemed to have been received at the time specified in the report of receipt returned to the sender. Items sent by post should be first class prepaid and shall be deemed to have been received 48 hours after posting.  Items sent by fax shall be deemed to have been received on the day that they are sent.

12.3                        The terms of employment of an Option Holder shall not be affected in any way by his participation in the Scheme which shall not form part of such terms (either expressly or impliedly) nor in any way entitle him to take into account such participation in calculating any compensation or damages on the termination of his employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to him, and the Option Holder’s terms of employment shall be deemed to be varied accordingly.

12.4                        This Scheme is entirely discretionary and may be suspended or terminated by the Company at any time.  Such suspension or termination will not affect any Options granted under the Scheme to the extent that they are subsisting at the date of such suspension or termination. The grant of an Option is likewise entirely discretionary and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options.  All determinations with respect to future grants will be at the sole discretion of the Company.  Rights under the Scheme are not pensionable

12.5                        The costs of introducing and administering this Scheme shall be borne by the Company.

12.6                        Subject to applicable law, the Company and any Group Company may enter into arrangements (including the payment of money or making of loans) with any person on such terms as it thinks fit whereby, on the exercise of an Option, existing Shares may be transferred to an Option Holder in satisfaction of his rights under this Scheme.

12.7                        Nothing in these Rules shall be taken to impose any restriction or limitation on the exercise by the members of the Company of their rights to make any alteration to the articles of association of the Company or the share capital of the Company.

12.8                        At any time whilst Shares are listed on the Alternative Investment Market or the Official List of the London Stock Exchange, the Company shall apply to the London Stock Exchange for any shares issued on the exercise of any Option to be listed on the Alternative Investment Market or the Official List as appropriate.

12.9                        The Option Holder shall have no recourse of any kind against the Company (or any Group Company or former Group Company) if the incentives and tax reliefs provided by the Taxes Act and/or Part 4, Schedule 7D to TCGA are not available in respect of any EMI Option for whatever reason.

12.10                 The Committee may adopt appendices to this Scheme which shall provide for the grant of non tax-advantaged options to employees who are not at the relevant time eligible to participate in the EMI scheme or who are not resident for tax purposes in the United Kingdom, subject to such modifications as the Committee considers appropriate to take account of local tax, exchange control, securities laws or other regulatory requirements.

12.11                 The Option Holder, by accepting the Option, consents to the collection, use and transfer, in electronic or other form, of personal data (“Data”) that is necessary to facilitate the implementation, administration and management of the Scheme.  The Company may, for the purpose of implementing, administering and managing the Scheme, hold certain personal information about the Option Holder, including, but not limited to, the Option Holder’s name, home address and telephone number, date of birth, national insurance number or other identification number, salary, nationality, job title and details of all awards or entitlement to options that may be granted under the Scheme.  The Option Holder further consents to the transfer of the Data to any third parties assisting in the implementation, administration and management of the Scheme, including any broker with whom the Shares that may be issued on exercise of the Option may be deposited, and that these recipients may be located in the UK or elsewhere. The Option Holder, by accepting the Option, waives any data privacy rights he may have with respect to the Data and authorises the Company and its agents to store and transmit such information in electronic form

12.12                 The Scheme and any dispute, claim or obligation arising out of or in connection with it, its subject matter or formation shall be governed by English law. The Option Holder and the Company irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Scheme, its subject matter or formation.

Letter Notifying Grant

[to be typed onto Company letterhead]

•[Date]

•[Name]

•[Address]

Dear • [Name]

Verona Pharma plc EMI Option Scheme

I am pleased to inform you that the Board has granted you an option over • ordinary shares in the capital of Verona Pharma plc (the “Company”) (the “Option”) in accordance with the Verona Pharma plc EMI Option Scheme (the “Scheme”).

You will find enclosed with this letter:

•                                          A copy of the rules of the Scheme;

•                                          An option certificate for execution and return;

•                                          HM Revenue & Customs EMI1 Form (containing a working hours declaration) for signature and return; and

•                                          A form of exercise.

The option certificate is the written agreement between the Company and you in relation to the Option.  Unless you do not wish to accept the Option, please execute the option certificate and return it to me by [•]

By executing the option certificate you are agreeing to be bound by the rules of the Scheme so please read them carefully.  Your attention is drawn in particular to rule 6 which sets out the dates upon which your Option vests and the other situations in which you will be able to exercise it.

You should also please sign the working time declaration on the enclosed form EMI 1 which I must send to HM Revenue & Customs.  Please return this to me as soon as possible as it must be filed by HM Revenue & Customs shortly after the grant of your Option.

When you wish to exercise your Option you must do so by completing and returning the form of exercise (attached to the option certificate).

Taxation

Your Option has been granted under an Enterprise Management Incentive (EMI) Scheme which meets certain conditions set down by HM Revenue & Customs.  This means that when you exercise your Option you will not have to pay income tax and/or national insurance contributions unless the Option does not comply with the EMI rules.  While we do not anticipate there will be any such failure to meet the EMI conditions (except to any extent that the Option is granted over a number of Shares that exceed the EMI limits), if this is the case your employer may have to account to HM Revenue & Customs on your behalf through the PAYE system for any income tax and national insurance contributions that become payable.  You will be required to make arrangements to reimburse your employer for the payment of these amounts on your behalf.

As a condition of grant/exercise you are required to agree to bear any employer’s secondary national insurance that your employer may become liable to pay to HM Revenue & Customs. In order to secure the payment of any such employers’ secondary national insurance you may be required to enter into an election whereby such liability is transferred to you on terms set out in the election, the form of which has been approved by HM Revenue & Customs.

In certain circumstances, exercise of your Option will be conditional on your entering into an election pursuant to section 431, Income Tax (Earnings and Pensions) Act 2003 jointly with your employer (electing that the market value of the shares acquired on exercise of the Option be calculated as if the shares were not restricted securities).  You will be asked to sign this form if it is necessary.

When you sell the shares you acquire on exercise of your Option, any gain may be subject to capital gains tax.  It will be your responsibility to report and pay any capital gains tax to HM Revenue & Customs as required.

Yours sincerely

For and on behalf of
Verona Pharma plc

Share Option Certificate

Verona Pharma plc EMI Option Scheme

Date of Grant	Exercise Price per Share	Number of Shares
•	•	•

This is to certify that

of

has been granted an option to acquire • ordinary shares in the Company at the exercise price shown above (the “Option”) under the rules of the Verona Pharma plc EMI Option Scheme (the “Scheme Rules”).

The Option is granted as an enterprise management incentive (EMI) option under the provisions of Schedule 5, Income Tax (Earnings and Pensions) Act 2003.

The Option is exercisable in accordance with the Scheme Rules.  In particular, the right to exercise the Option shall Vest in normal circumstances according to the Vesting Schedule below.

Normal Vesting Date	Vesting proportion
•	•
•	•
•	[Balance of Shares under Option]

In this Vesting Schedule the phrase “Shares under Option” shall refer to the total number of Shares under Option at the Date of Grant. The number of Shares comprised in any tranche, other than the tranche that Vests on the latest date shall be rounded down to a whole number.

The tax treatment of the Option will depend on a number of factors, and if you are unsure about such treatment you are advised to take your own independent financial advice from an appropriately qualified professional adviser.  You should be aware that if the rules for EMI options are not met, the gain made on the exercise of the Option may be liable to income tax and national insurance contributions.

Where any income tax and national insurance contributions are payable through the PAYE system, you will be required to indemnify the Company and other Group Companies (and former Group Companies) for such liabilities under the Scheme Rules.  Capital gains tax (CGT) may also become payable on eventual disposal of the ordinary shares acquired and any such CGT liability will be for your own account.

This Agreement is executed by the Company and the Option Holder as a deed and delivered on the date shown above

Executed as a Deed by	)
Verona Pharma plc acting by	)
, a director	)
in the presence of:	)

Signature of witness:

Name:

Address:

Occupation:

Executed as a Deed by	)
)
in the presence of	)

Signature of witness:

Name:

Address:

Occupation:

Notes

(1)              The Option is not transferable, and will lapse on any transfer, assignment, charge or other disposal.

(2)              A copy of the rules of the Scheme is available from the Company Secretary.

THIS CERTIFICATE IS IMPORTANT AND SHOULD BE KEPT IN A SAFE PLACE

Form of Exercise

Verona Pharma plc EMI Option Scheme
(the “Scheme”)

To:	The Directors
Verona Pharma plc

I wish to exercise the option comprised in the enclosed option certificate (the “Option”) in respect of • ordinary shares of £0.001 each in the capital of the Company (the “Shares”).

I [enclose a cheque for £• in favour of Verona Pharma plc] or [have arranged payment in accordance with rule 7.3 of the Scheme Rules] as payment in full of the exercise price of £• per Share.

I apply for the number of Shares specified above and request you to arrange the registration of them in my name subject to the memorandum and articles of association of Verona Pharma plc.

I agree:

(a)                                 to indemnify Verona Pharma plc and other Group Companies (for former Group Companies)  in respect of any Tax Liabilities (as defined in rule 10.4 of the Scheme); and

(b)                                 that the issue of these Shares to me is conditional on my first making arrangements to the satisfaction of Verona Pharma plc to discharge the Tax Liabilities pursuant to such indemnity and, if required by the board of directors, entering into a section 431 election.

Signed:	Date:

Name:

Address:

Postcode:

Note:

If you are signing as a personal representative you should lodge a copy of the Grant of Probate or Letters of Administration as evidence of your appointment.  In the event of there being more than one personal representative each must sign the form.